UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington,  D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 19, 2015

CoBiz Financial Inc.

(Exact name of registrant as specified in its charter)

Commission file number 001-15955

Colorado	84-0826324

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

821 17th Street Denver, Colorado	80202

(Address of principal executive offices)	(Zip Code)

(303) 312-3400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

◻	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

◻	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

◻	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

◻	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Agreement

On June 19, 2015, CoBiz Financial Inc. (the “Company”) renewed its Credit Agreement with U.S. Bank National Association (“Lender”).  The Lender committed, subject to the terms and conditions set forth in the aforementioned Credit Agreement, to make revolving loans to the Company for an aggregate amount not to exceed $20.0 million (the “Credit Facility”) for a period of one year, with any outstanding amounts due and payable on May 13, 2016.  Interest on the outstanding balance under the Credit Facility is payable at a rate equal to LIBOR rate plus 225 basis points (2.25%).  The Credit Facility also bears a non-usage fee of 0.35% per annum on the average daily available commitment.   The proceeds from the Credit Facility will be used for general corporate purposes and backup liquidity.  Although the Credit Facility is unsecured, the Company has agreed not to sell, pledge or transfer any part of its right, title or interest in its subsidiary bank, CoBiz Bank (the “Bank”).

The foregoing discussion briefly summarizes the renewal of the Credit Agreement, and does not purport to be a complete description of the rights and obligations of the parties thereunder, and is qualified in its entirety by reference to the copy of the Credit Agreement that will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2015.  A copy of the original Credit Agreement was filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2014.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Credit Agreement discussed under Item 1.01 above is hereby incorporated by reference under this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CoBiz Financial Inc.
(Registrant)
Date: June 19, 2015
/s/ Lyne Andrich
Lyne Andrich
EVP & CFO